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                                                                    Exhibit 8.1


                                  SIDLEY & AUSTIN
                                     LETERHEAD







                                 August 23, 1999



Starwood Hotels & Resorts Worldwide, Inc.
777 Westchester Avenue
White Plains, New York 10604


Ladies and Gentlemen:

         We refer to the Agreement and Plan of Merger dated as of July 18, 1999, as amended August 16, 1999, (the "Agreement") among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation ("Parent"), Fire Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent ("Sub"), and Vistana, Inc., a Florida corporation (the "Company"), which provides for the merger (the "Merger") of the Company with and into Sub, with Sub as the surviving corporation and the common shareholders of the Company becoming shareholders of Parent, all on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Agreement.

         As provided in the Agreement, at the Effective Time, by reason of the
Merger: (i) each then issued and outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), not owned by Parent, the Company or their respective wholly-owned Subsidiaries shall be converted into (A) a fraction of a share of common stock, par value $.01 per share, of Parent ("Parent Common Stock") and a fraction of a class B share, par value $.01 per share ("Class B Shares" and, when attached to shares of Parent Common Stock pursuant to the Amended and Restated Intercompany Agreement dated as of January 6, 1999, between Parent and the Trust (as hereinafter defined), "Units") of Starwood Hotels & Resorts, a Maryland real estate investment trust and a subsidiary of Parent (the "Trust"), with cash paid in lieu of a fractional Unit and (B) $5.00 in cash; and (ii) all shares of Company Common Stock that are held in the treasury of the Company and shares of Company Common Stock owned by Parent or Sub or by any wholly-owned Subsidiary of Parent or of the Company shall be canceled and no cash, capital stock of Parent or other consideration shall be delivered in exchange therefor. All


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SIDLEY & AUSTIN                                                        NEW YORK

Starwood Hotels & Resorts Worldwide, Inc.
August 23, 1999
Page 2



such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and each holder thereof or of a certificate representing any such shares shall cease to have any rights with respect thereto, except that each holder of such a certificate shall have the right to receive (i) certain dividends and other distributions (paid with respect to Units), (ii) certificates representing the Units into which such shares are converted, (iii) cash into which such shares are converted, without interest, and (iv) any cash, without interest, in lieu of a fractional Unit to be issued or paid in consideration therefor.

         The Merger and the Agreement are more fully described in Parent's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of the Units and to which this opinion is an exhibit, which has been filed by Parent with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Information Statement/Prospectus (the "Prospectus") of Parent and the Company.

         In rendering the opinions expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Agreement, the Registration Statement, the Prospectus and such other documents as we have deemed relevant and necessary (including, without limitation, those described above). Such opinions are conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such documents between the date thereof and the Effective Time.

         We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that: (i) the transactions related to the Merger or contemplated by the Agreement will be consummated (A) in accordance with the Agreement and (B) as described in the Prospectus; (ii) the Merger will qualify as a statutory merger under the laws of the State of Florida; and (iii) as of the date hereof, and as of the Effective Time (as if made as of the Effective Time), the written statements made by executives of Parent and the Company contained in the Parent Tax Certificate and Company Tax Certificate, respectively, each dated on or about the date hereof, are and will be accurate in all respects and neither Parent nor the Company will have provided written notification prior to the Effective Time that a statement made in the Parent Tax Certificate or the Company Tax Certificate, respectively, is no longer accurate.

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SIDLEY & AUSTIN                                                        NEW YORK

Starwood Hotels & Resorts Worldwide, Inc.
August 23, 1999
Page 3


         In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings and interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial decisions, rulings, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein. Furthermore, the opinions expressed below might not be applicable to Company shareholders who or which, for United States federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

         Based upon and subject to the foregoing, it is our opinion, as counsel for Parent, that, for federal income tax purposes:

                  (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Parent, Sub and the Company will each be a party to such reorganization within the meaning of
         Section 368(b) of the Code;

                  (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

                  (iii) gain, but not loss, will be recognized by a common shareholder of the Company upon the exchange of his, her or its shares of Company Common Stock for shares of Parent Common Stock and cash in an amount equal to the lesser of (a) the amount by which the sum of the cash received (including any cash received in lieu of a fractional Class B Share but not including any cash received in lieu of a fractional share of Parent Common Stock) and the fair market value of the Units as of the Effective Time exceeds such shareholder's adjusted tax basis in the shares of Company Common Stock exchanged therefor and
         (b) the amount of cash (including any cash received in lieu of a fractional Class B Share but not including any cash received in lieu of a fractional share of Parent Common Stock) and the fair market value of the Class B Shares received;

                  (iv) gain or loss will be recognized by a common shareholder of the Company in an amount equal to the difference, if any, between the amount of any cash received in lieu of a fractional share of Parent Common Stock and the basis allocable to the fractional share of Parent Common Stock (as described in clause (v) below);

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SIDLEY & AUSTIN                                                        NEW YORK

Starwood Hotels & Resorts Worldwide, Inc.
August 23, 1999
Page 4


                 (v) the aggregate tax basis of the shares of Parent Common Stock (including the fractional share of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of Company Common Stock exchanged therefor, decreased by the amount of cash (including any cash received in lieu of a fractional Class B Share but not including any cash received in lieu of a fractional share of Parent Common Stock) and the fair market value of the Class B Shares received and increased by the amount of any gain recognized by the shareholder by reason of the receipt of such cash and the Class B Shares;

                  (vi) each Company shareholder will have a tax basis in the Class B Shares received equal to the fair market value as of the Effective Time of such Class B Shares;

                  (vii) the holding period of the shares of Parent Common Stock (including the fractional share of Parent Common Stock for which cash is received) will include the holding period of the shares of Company Common Stock exchanged therefor, provided such shares of Company Common Stock were held as capital assets by the shareholder at the Effective Time.

         In addition, reference is made to the statements in the Prospectus under the caption "The Merger--Material Federal Income Tax Consequences," which have been prepared or reviewed by us. It is our opinion that the statements made under the caption "Material Federal Income Tax Consequences," to the extent constituting a discussion of matters of federal income tax law or legal conclusions with respect thereto, are true and correct in all material respects.

         Except as expressly set forth above, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.

         We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

         This opinion is provided to you only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm,


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SIDLEY & AUSTIN                                                        NEW YORK

Starwood Hotels & Resorts Worldwide, Inc.
August 23, 1999
Page 5


governmental authority or entity whatsoever other than reliance thereon by you. Notwithstanding the foregoing, we hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement.


                                                Very truly yours,

                                                /s/      Sidley & Austin